                                                                      Exhibit 22

                        REPORT OF INSPECTORS OF ELECTION
                         FOR ADVO, INC.'S ANNUAL MEETING
                            HELD ON JANUARY 23, 2004

I, John J. Boryczki, Client Service Manger of Mellon Investor Services, Transfer Agent and Registrar of the Company, and Stephen L. Palmer, Corporate Secretary of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Friday, January 23, 2004, at the Company's headquarters, One Targeting Centre, Windsor, CT, report as follows:

There were present, in person or by proxy, 26,593,130 shares of common stock or 88.29% at the Annual Meeting.

The following votes of common stock were cast as follows:

PROPOSAL #1: Election of directors.

DIRECTOR NAME
  WITHHELD                  FOR              % FOR       WITHHELD          %
-------------           ----------          ------       --------        -----
Todd Brown              25,978,005          97.69%        615,125        2.31%
David Dyer              26,363,392          99.14%        229,738        0.86%
Bobbie Gaunt            26,362,845          99.13%        230,285        0.87%
Karen Kaplan            26,360,145          99.12%        232,985        0.88%
John Mahoney            26,281,986          98.83%        311,144        1.17%
Gary M. Mulloy          25,847,198          97.20%        745,932        2.80%
Howard H. Newman        25,955,171          97.60%        637,959        2.40%

PROPOSAL #2: Amendment to the Certificate of Incorporation to increase authorized shares of common stock from 40,000,000 to 80,000,000 shares.

FOR                     24,262,604          91.24%
AGAINST                  2,308,426           8.68%
ABSTAIN                     22,100           0.08%

PROPOSAL #3: Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2004.

FOR                     26,435,379          99.41%
AGAINST                    141,842           0.53%
ABSTAIN                     15,909           0.06%

No other matters were submitted for a vote at this Meeting.

/s/ JOHN J. BORYCZKI                               /s/ STEPHEN L. PALMER
------------------------------                     ---------------------
John J. Boryczki                                   Stephen L. Palmer
Client Service Manager                             Corporate Secretary
Mellon Investor Services